RULE 424(b)(3)

                               PARKERVISION, INC.


                        SUPPLEMENT DATED JANUARY 28, 1998
                                       TO
                        PROSPECTUS DATED JANUARY 2, 1997

                  The following information supplements the information contained in the Prospectus dated January 2, 1997 ("Prospectus"), as supplemented on January 15, 1997, February 12, 1997 and February 21, 1997, of ParkerVision, Inc. (the "Company") relating to the sale of an aggregate of 810,000 shares of common stock, $.01 par value ("Common Stock"), by certain persons ("Selling Stockholders").

                  The following updates the table under the section "Selling Stockholders" set forth in the Prospectus found on pages 9 and 10, to account for public sales of certain of the shares of Common Stock registered under the registration statement of which the Prospectus forms a part, as well as the allocation of certain Consultant Warrants.






Name                                                                                             After Offering
                                         Number of Shares                           Number of Shares
                                        Beneficially Owned      Number of Shares      Beneficially
                                        Prior to Offering(1)       to be Sold(1)         Owned             % of Class(1)
William G. Walters                         86,349(2)                 86,349               -0-                    -
Elliot J. Smith                            49,599(3)                 36,349              13,250                  *
Cynthia Buckwalter                            523                       423(4)              100                  *
James D. Whitten                           15,368(5)                  1,368              14,000                  *
Whale Securities Co., L.P....             110,444(4)(6)(7)          110,444               -0-                    -
Frog Hollow Partners                      105,000(8)                100,000               5,000                  *
Dickinson Holding Corp.                    14,000(4)(7)(9)           14,000               -0-                    _
T. Marshall Swartwood                      22,000(4)(10)             22,000               -0-                    _
Thomas M. Swartwood                         8,000(4)(10)              8,000               -0-                    _
Glenn Cushman                              12,000(4)(10)             12,000               -0-                    _
Jack Erlanger                            125,000(11)                125,000               -0-                    _
Jack M. Ferraro                          125,000(11)                125,000               -0-                    _
Robert J. Mittman                          7,000                      7,000               -0-                    -
Estate of Herbert Berman                  30,400(12)                 10,000              20,400                  *

*        Less than 1% of class.

(1)  Assumes all the Warrants included herein are exercised.

(2) Represents shares of Common Stock issuable upon exercise of outstanding Warrants. Does not include any shares of Common Stock held by Whale, a limited partnership of which Whale Securities Corp. is


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     general  partner.  Mr. Walters,  the Chairman and principal  shareholder of
     Whale Securities Corp., disclaims beneficial ownership of such shares.

(3) Represents 36,349 shares of Common Stock issuable upon exercise of outstanding Warrants, 10,000 shares of Common Stock owned directly and 3,250 shares of Common Stock held by Praefero Partners of which Mr. Smith is the general partner.

(4) Represents shares of Common Stock issuable upon exercise of outstanding Warrants.

(5)  Represents   1,368  shares  of  Common  Stock  issuable  upon  exercise  of outstanding Warrants and 14,000 shares of Common Stock held in an IRA established for Mr. Whitten's benefit. Excludes 11,000 shares of Common Stock held by an IRA established for Mr. Whitten's wife's benefit and 105,000 shares of Common Stock beneficially owned by Frog Hollow Partners, the general partner of which is Mr. Whitten's wife, over which shares Mr. Whitten disclaims beneficial ownership.

(6) Includes securities held in the name of Whale for the account of certain equity owners and employees of Whale.

(7) Excludes shares of Common Stock held in any customer account by, and any trading account of, Whale or Dickinson & Co., a wholly-owned subsidiary of Dickinson Holding Corp.

(8) Represents 100,000 shares of Common Stock issuable upon exercise of outstanding Warrants and 5,000 shares held directly. The general partner of Frog Hollow Partners is Mr. James D. Whitten's wife.

(9)  Does not include any shares of Common Stock held by Dickinson & Co.

(10) Does not include any shares of Common Stock held by Dickinson & Co. or Dickinson Holding Corp. Messrs. T. Marshall Swartwood, Thomas M. Swartwood and Glenn Cushman are the Chairman of the Board, President and Vice President of Dickinson & Co., respectively. Mr. T. Marshall Swartwood is the majority stockholder of Dickinson Holding Corp. and Messrs. Thomas M. Swartwood and Cushman are two of several minority stockholders of Dickinson Holding Corp. Each of Messrs. T. Marshall Swartwood, Thomas M. Swartwood and Glenn Cushman disclaim beneficial ownership of shares of Common Stock owned by Dickinson & Co. or Dickinson Holding Corp.

(11) Represents 125,000 shares of Common Stock issuable upon exercise of Reg S Warrants.

(12) Includes   10,000  shares  of  Common  Stock   issuable  upon  exercise  of
     outstanding Warrants and 5,400 shares of Common Stock held in an IRA established for Mr. Berman's benefit.


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